Exhibit 99.2

Final Transcript
CCG INVESTOR RELATIONS: American Lorain Corporation
Q1 Earnings Conference Call
May 19, 2008/10:00 a.m. EDT

SPEAKERS

Crocker Coulson – President, CCG Elite Investor Relations

PRESENTATION

Coordinator

Good day, ladies and gentlemen. Welcome to the American Lorain Corporation First Quarter 2008 Earnings conference call. Your host for today’s call is Mr. Crocker Coulson. My name is Phil, and I’m your conference coordinator. Throughout the call, all participants will be in a listen-only mode with a Q&A session following the presentation. I would now like to hand over the call to your host for today’s call, Mr. Crocker Coulson. Please go ahead, sir.

C. Coulson

Thank you so much. Good morning, ladies and gentlemen.

Good evening to those of you who are joining us from China, and welcome to all of you to American Lorain’s conference call for the first quarter, ended March 31, 2008. With us today on the call are American Lorain’s Chairman and CEO, Mr. Si Chen; the Company’s Chief Financial Officer, Mr. Tomas Wu; the Company’s Chief Strategic Officer, Mr. Shao Fe Chen; and the Company’s Director of Investor Relations, Mr. Liu Gang.

At this time, I’d like to remind our listeners that, in this call, management’s prepared remarks contain forward-looking statements that are subject to risks and uncertainties, and management may make some additional forward-looking statements in response to your questions at the end of this call. Therefore, the Company claims the protection afforded by the Safe Harbor for forward-looking statements, as contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those being discussed today, and therefore, we’d like to refer you to a detailed discussion of the risks and uncertainties facing the Company in our filings with the SEC. In addition, any projections as to the Company’s future performance represent management’s estimates as of today, May 19, 2008. American Lorain assumes no obligation to update these projections in the future as market conditions change.

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For those of you who are unable to listen to the entire call at this time, we’re going to make a recording available for 14 days, and you can find that by following the dial-in instructions that we distributed in our earnings release. So now, I’m going to go ahead and present the management discussion on behalf of Mr. Chen.

So welcome, everybody, and thanks for joining us today for our first quarter 2008 earnings conference call. Before discussing our financial results for the quarter, let’s start with a brief overview of our company. We’ll discuss the macro environment here in China for our industry and then talk about our underlying fundamentals and growth strategy. We hope to show you why American Lorain is an attractive opportunity for investors.

American Lorain, through our four subsidiaries, was formed in 1995 in the People’s Republic of China. Our majority-owned operating subsidiary, Shandong Lorain, was formed in Shandong Province in 1995. In 2002, we formed a direct, wholly-owned operating subsidiary, Junan Hongrun, in Shandong Province. Then, in 2003, we formed Luotian Lorain, another direct, wholly-owned operating subsidiary in Hubei Province, and Beijing Lorain, an indirect, wholly-owned operating subsidiary in Beijing. American Lorain, through each of these subsidiaries, manufactures and sells packaged food products for sale in both the domestic and international markets. Today we produce over 192 varieties of products in three main product lines: chestnuts; convenience foods; and frozen, canned, and bulk foods.

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In May of 2007, American Lorain went public via reverse merger transaction and our stock became listed on the U.S. over-the-counter market. Concurrent with this transaction, we raised $19.8 million in a private placement. American Lorain started production of its chestnut products in 1995 back in Shandong Province in our Shandong Lorain facility. Currently, we produce approximately 50 high value-added processed chestnut products that are mostly exported for sale in Japan and South Korea. Some of our best selling chestnut products include aerated open-bottom chestnuts, which are chestnuts packaged with nitrogen; sweetheart chestnuts, which are sweet, preserved chestnuts; chestnuts in syrup, which is very popular in Japan and Korea; and also chopped chestnut kernels. In addition, we also produce chestnut extract that’s extracted from chestnut skin, which are sold to Japanese food processors.

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They use these extracts as additives in foods and beverages.

In the first quarter of 2008, chestnut products accounted for approximately 63% of our sales. Chestnut products are our highest margin products, but are very seasonal in nature. Since the chestnut harvesting season ends in January, sales volumes in the third and fourth quarters of our fiscal year are typically much higher than those in the first and second quarters. In an effort to reduce the impact of seasonality on our operations, we started production of frozen, canned, and bulk foods products in 2002 at our Junan Hongrun facility. Our products in this category include frozen vegetables, frozen fruits, frozen filets, and others. Sales of this category accounted for 32% of our revenues in the first quarter.

Overall, the frozen and canned food segment has lower gross margins than other product lines. However, this segment does provide stability to the seasonal variation chestnut production, allowing us to maintain the production utilization rate throughout the year. Specifically, the main processing season for chestnut products is from September through January. During the chestnut season, our chestnut production lines run at full capacity. However, during the off-season, we still maintain a small amount of chestnut production by using frozen chestnuts.

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We began production of our newest line of products, convenience foods, in 2003 in Beijing at our Beijing Lorain plant. Our convenience food products are mostly for sale to the domestic market and are marketed at safe, wholesome, tasty and have minimum time to prepare. These products are sold under our proprietary brands of Lorain and Yimeng Lorain. The convenience food products are further categorized as ready-to-cook or RTC, ready-to-eat or RTE, and meals ready-to-eat or MRE meals. Our RTC and RTE products are sold at local Chinese consumers, while the MRE products are sold to the military. Convenience foods contributed 5% of our revenue mix in the first quarter of 2008 due to unfavorable export conditions and seasonality in the first couple months, but we are confident that this will be a major growth area and will contribute a significant proportion of our overall sales in 2008.

In terms of macro industry conditions, rising annual incomes, greater ownership of refrigerators and freezers, increased exposure to Western and international cuisines, and a wide array of goods in supermarkets are all factors that are contributing to increasing sales of refrigerated foods in China. Further, the increasingly busy lifestyles of urban Chinese consumers also lead to an increased demand for convenience foods, such as refrigerated and ready-to-eat meals in China.

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Another factor is the increasing acceptance of refrigerated foods in China is the fact that an increasing number of people are finding it difficult to shop for food every day, increasing the number of people buying food products that can be used at a later date. In 2004 in the U.S., the ready-meal market is estimated to be worth about $15.5 billion, which was more than five times the value of the Chinese ready-meal market. However, the Chinese ready-meal market is expected to grow significantly over the next few years. According to Datamonitor, for the period from 2004 to 2009, the value of the Chinese ready-meal market is expected to increase an impressive compounded annual growth rate of 12.4% to $4.7 billion by 2009 as compared to the U.S. market, which is expected to have a CAGR of 1.4% over that same period.

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American Lorain’s global footprint of our sales network covers 23 provinces in China, as well as 42 foreign countries. In 2007, we sold 93% of our products through 750 distributors internationally. Domestically, in 2007, the Company sold 76% of its products directly to consumers, with the remaining 24% of its products sold through Shandong LUAN, a food trading company. American Lorain plans to gradually increase the percentage of direct sales to supermarkets and chain stores by reducing the number of sales through wholesalers.

Now I would like to cover a few of our recent corporate events. The first quarter of 2008 has been a very busy period for American Lorain, during which the Company reached several important corporate milestones. The Company signed a new contract with Harbin Gaotai Food Co., a food distribution company, that will allow us to sell chestnuts into Europe, and the Company won the National Leading Enterprise in Agricultural Industrialization award. In addition, during the first quarter, our new product development center focused on introducing new products in our convenience store was opened. We’re exploring the feasibility of introducing red-bean paste stuffing and chestnut-based stuffing, as well as introducing box meals and more frozen fruits and vegetables over the coming months.

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We’ve spent approximately $4.5 million in capital expenditures during the first quarter of 2008. Our egg processing facility in Shandong Lorain has now been completed. We started the second phase of expansion at our Luotian facility in Hubei and have explored the feasibility of adding a new frozen storage plant at the Beijing Lorain facility. Our sales and marketing efforts have focused on two fronts. First of all, we’ve increased our direct sales to supermarkets such as Wal-Mart and Hualian, relying mostly on our existing relationships with these large supermarket chains. On the other front, we’ve been able to increase our sales to Europe through new business ventures with food export trading companies such as Harbin Gaotai. We’re continuing to target both areas to expand our distribution network. Now that we’ve given you some introduction to the Company, we’d like to now go through our first quarter results in more detail.

Our revenue for the first quarter of 2008 increased to $17.4 million, up 46.5% from $11.9 million in the same period of 2007.

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Chestnut products accounted for 63% of total sales in Q1, canned food accounted for 32% of sales, and convenience food accounted for 5% of total sales. The increase in total revenues was attributable to the success of the Company’s marketing strategies, operational enhancements, expansion of our sales markets. Sales to France and Belgium, for example, increased 100% compared with the prior year period. Our gross profit in the first quarter of 2008 totaled $3.9 million, up 34% compared to $2.9 million for the same period of last year. Gross margin was 22.7% in Q1 of 2008, down from 24.8% for the same quarter of 2007. The slight decrease in gross margin for Q1 was due to the percentage decrease of chestnut products to 63% in Q1 of 2008 from 74% in Q1 of 2007, as chestnut products have the highest margins at 28% as compared to our other two product lines.

Operating expenses for the quarter were $1.2 million compared to $500,000 for the same period last year. Selling, general, and administrative expenses for the first quarter totaled $600,000 compared to just $100,000 a year ago. The increase in selling and marketing expenses was mostly driven by increased transportation costs and higher G&A expenses related to growing and company with public company status.

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Operating income for the first quarter of 2008 totaled $2.8 million, a 13.2% increase from $2.5 million for the same period in the prior year. Net income to common shareholders for Q1 of 2008 was $1.7 million, or $0.07 per fully diluted share, an increase of 13.3% as compared to net income of $1.5 million, or $0.09 per fully diluted share, in the first quarter of 2007. Earnings per share were calculated using a diluted weighted share count of 26.1 million shares for Q1 of 2008 as compared to 17.9 million shares for Q1 of 2007. The increase in weighted shares outstanding includes the impact of the reverse merger transaction and private placement from May of 2007.

Now I would like to turn to the balance sheet. As of March 31, 2008, the Company had cash and cash equivalents of $6.3 million and working capital of $19.6 million. Accounts receivable were $31.2 million and days sales outstanding were 167 days. Inventory was $16.1 million and days inventory outstanding were 115 days. At March 31, the Company had short-term bank loans of $21.8 million and shareholders’ equity of $47.2 million. Now I would like to say a few words about our business outlook.

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American Lorain sees tremendous growth opportunities in China for its multiple food product lines. We plan to address this growth by adding products that cater to local Chinese palates as well as by employing an aggressive marketing campaign to brand the Lorain and Yimeng Lorain brands. In addition, we’re looking to expand the sales of chestnut products beyond our current sales to Japan and South Korea as more countries in Europe and the U.S. To meet the fast-growing demand for processed and packaged foods domestically while increasing sales both internationally and domestically, we plan to strategically increase the percentage of our domestic sales from 60% in 2007 to approximately 65% in 2008. Also, as mentioned earlier, through a few key trading partners, we plan to increase our share of European total international sales in 2008.

One of our strategies for growth is increasing our production capacity. Currently, all our production lines are running at almost full capacity. As a result, we are investigating opportunities to add new production lines in related facilities. For instance, we’re planning to rent standardized production plants in Guangzhou and renovate them to meet our high standards for food processing. Upon completion, these facilities can be used to produce chestnut products and convenience food. We also expect to further strengthen our distribution channels by establishing more franchise stores and counters within major supermarkets, which will help boost both our sales and brand recognition. Especially after September when chestnuts are in harvest season and people tend to purchase more frozen vegetables and meat products in supermarkets, the sales from those franchise stores will help support a strong increase in our overall revenue in 2008. Presently, we would like to reaffirm our comfort with the "make-good" provision of $12.956 million in after-tax net income for fiscal year 2008.

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In summary, American Lorain is a fast-growing company with strong financial performance, and we expect the Company to continue to produce positive results over the remainder of fiscal 2008. With that introduction, we’re now happy to open up the call to any questions you have for Mr. Chen or the rest of the management team. Operator?

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Coordinator

Yes sir?

C. Coulson

So we’re ready for questions now, operator.

Coordinator

Thank you. Now, ladies and gentlemen, your Q&A session will now begin. There’s no questions queued up, sir.

C. Coulson

Okay. Well, so operator, we have no requests for questions right now?

Coordinator

No. No questions, sir.

C. Coulson

Okay, well, then we’d like to thank everybody for listening to our presentation. If people have follow-up questions, we’re certainly willing to respond to those and also happy to set up calls with management later in the week if you have further questions after reviewing our results in detail. So with that, we’d like to thank all of you for your participation in today’s call, and again, we look forward to coming back to you sometime in the middle of August and giving you an update on our second quarter results. Thank you very much, everyone. This does conclude our call.

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Coordinator

Thank you, ladies and gentlemen, for your participation in today’s call. This concludes the call. You may now disconnect. Thank you.

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